                                  Exhibit 11

                               Occusystems, Inc.
                    Net Income by Quarter for 1996 and 1995
                Numbers, except per share amounts, in thousands

                                                            Quarter Ended
                                                       -----------------------
                                                         6/30/96      6/30/95
                                                       ----------   ----------
Net Income                                               $ 3,452      $   692

Interest on Common Stock Equivalents, net of tax            -              73
                                                         -------      -------

Primary Earnings                                         $ 3,452          765
                                                         =======      =======

Wtd. Average Shares                                       20,821       17,406

Net Income per share                                     $  0.17      $  0.04

Weighted Common Shares Outstanding                        19,702       12,812

Weighted Common Share Equivalents Outstanding              1,119        4,594
                                                         -------      -------

Weighted Average Shares Outstanding                       20,821       17,406
                                                         =======      =======
